                                                                    EXHIBIT 99.1



PRESS RELEASE

FOR IMMEDIATE RELEASE

For Further Information:
Contact:  Craig Huffaker                     Jim Stark
          Chief Financial Officer    or      Director, Investor Relations
          402-479-8330                       402-479-8306


         TRANSCRYPT INTERNATIONAL RELEASES AUDITED FINANCIAL STATEMENTS
          FOR 1997, 1996 AND 1995 AND UNAUDITED FINANCIALS RESULTS FOR
                            THE FIRST QUARTER OF 1998

LINCOLN, NEBRASKA, JULY 15, 1998 -- Transcrypt International, Inc. released its audited consolidated financial statements for 1997 (restated), 1996 (restated) and 1995 and unaudited consolidated financial results for the first quarter of 1998. KPMG Peat Marwick LLP issued the report on the audited financial statements. The Company expects to file the audited financial statements on Form 8-K with the Securities and Exchange Commission ("SEC") concurrent with the press release. Restated revenues for 1997 were $40.4 million as compared to restated revenues of $10.6 million in 1996. The increase in revenues was due primarily to revenues generated by the Company's subsidiary, E. F. Johnson Company ("EFJ") which was acquired July 31, 1997. The net loss for 1997, as restated, was $10.9 million as compared to a net loss of $4.1 million for 1996, as restated. The restated loss per share for 1997 and 1996 were $1.09 and $0.61 on a diluted basis, respectively.

The Company has reanalyzed its accounting policies with regard to revenue recognition. This analysis resulted in the restatement of previously reported financial results for 1997 and 1996. Revenues for the two-year period were lowered by approximately $14.5 million and the net loss for the two-year period increased by approximately $9.1 million.

Timing issues relating to the appropriate period when revenues should be recognized represent approximately $8.9 million of the lowered revenues for the two-year period. These timing issues relate to revenue recognition on certain sales for which collection was determined to not be reasonably assured or was contingent on a future event, the method of recognizing revenues under the percentage of completion method on system contract sales at EFJ, and revenue recognition for certain sales where a formal written agreement was not received. Approximately $3.5 million of revenues relating to these timing issues were recognized in the first quarter of 1998. The Company cannot project the additional amount of revenues or the timing when additional revenues may be recognized in the future as a result of these timing issues.



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Approximately $4.4 million of the lowered revenues were due to contract disputes. The Company has filed a certified claim with a federal government agency for payment of $2.2 million in connection with one dispute and the Company is working to resolve several other contract disputes with customers. It is undeterminable at this time the amount, if any, that will be collected from these disputes.

Approximately $1.2 million of revenues have been reversed on a permanent basis primarily where the Company has subsequently agreed to accept certain products for return and credit.

Restatements also resulted in an adjustment of approximately $10.9 million to the opening balance sheet of EFJ in connection with its acquisition. This adjustment will result in higher amortization expense of goodwill in future periods.

                         First Quarter 1998 Performance

Revenues for the first quarter of 1998 were $22.0 million as compared to $3.5 million, as restated, in the first quarter of 1997. Net income for the first quarter of 1998 was $1.3 million, or $.10 per share on a diluted basis, compared to $142,000, as restated or $.02 per share on a diluted basis, for the first quarter of 1997. As stated above, approximately $3.5 million of the $22.0 million of revenues in the first quarter of 1998 related to timing issues.

                       Strengthening of Internal Controls

Craig J. Huffaker, the Company's Chief Financial Officer and Senior Vice President of Finance said, "We have initiated tighter monitoring and control procedures to ensure strict compliance with the Company's revenue recognition policies moving forward. New accounting policies have been instituted in regards to government contracts and the use of extended payments terms to customers. We are also changing the reporting relationship for our order-processing group. This area will report to finance."

                                Business Outlook

The delay in receipt of the 1997 audited consolidated financial statements, the resignation of Coopers & Lybrand L.L.P, as the Company's independent accountants, the ongoing investigation by the SEC and the resulting uncertainty of the outcome of the class action lawsuits filed against the Company have negatively impacted the Company's sales and customer confidence during the second quarter of 1998.

The Company anticipates that revenues for the second quarter of 1998 will be between $10 to $13 million. It is anticipated that less than $1.0 million of second quarter revenues are related to timing issues discussed earlier in this press release.



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As a result of anticipated revenues and substantial costs incurred by the
Company in the second quarter primarily in connection with the audit of the financial statements and legal fees relating to the restatements, the SEC investigation, the previously announced Audit Committee investigation and the class action lawsuits, the Company expects to report a loss in the second quarter of 1998.


As a result of the restatements, the Company was in default of certain financial and other covenants under the Company's bank credit facility for which a waiver has been received. The Company had cash and short-term investments as of June 30, 1998 of approximately $25 million of which $10 million was pledged as collateral under the Company's bank credit facility. The Company's short-term borrowings were $8.9 million also as of June 30, 1998.

As previously announced, the Company has appealed the delisting decision of its common stock with Nasdaq. The Company intends that, if it is unsuccessful in its appeals, it will reapply to have its stock listed on The Nasdaq Stock Market.

Transcrypt International, Inc., manufactures information security and wireless communication products that prevent the unauthorized interception on sensitive voice and data communication.

This press release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking information is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including the final results for the second quarter of 1998.



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TRANSCRYPT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 1998 and DECEMBER 31, 1997
(in thousands, except share and per share data)

                                                                 MARCH 31,        DECEMBER 31,
                                                                   1998              1997
                                                                 ---------        ------------
                                                                (unaudited)        (Restated)
   ASSETS
Current assets:
      Cash and cash equivalents                                  $  15,594         $  15,384
      Investments                                                   14,150            15,900
      Accounts receivable, net                                      14,986            16,008
      Receivables - other                                              160               785
      Cost in excess of billings on uncompleted contracts            3,144               942
      Inventory                                                     19,699            18,363
      Income tax recoverable                                           322             1,065
      Prepaid expenses                                                 821               478
      Deferred tax assets                                            3,528             3,523
                                                                 ---------         ---------
             Total current assets                                   72,404            72,448

Property, plant and equipment, net                                  11,538            11,261
Deferred tax assets                                                  3,775             4,504
Intangible assets, net of accumulated amortization                  17,683            18,029
Other assets                                                           785               452
                                                                 ---------         ---------
                                                                 $ 106,185         $ 106,694
                                                                 =========         =========

         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Revolving line of credit                                   $   5,759         $      --
      Current portion of long-term debt                                162             2,545
      Accounts payable                                               7,320             9,305
      Billings in excess of cost on uncompleted contracts            5,723             6,696
      Deferred revenue                                               1,504             1,743
      Accrued expenses                                               5,557             7,323
                                                                 ---------         ---------
             Total current liabilities                              26,025            27,612

Long-term debt, net of current portion                               2,595             2,758
Deferred revenue                                                       859               934
                                                                 ---------         ---------
                                                                    29,479            31,304
                                                                 ---------         ---------

Stockholders' equity:
      Common stock                                                     129               129
      Additional paid-in capital                                    90,315            90,315
      Retained deficit                                             (13,738)          (15,054)
                                                                 ---------         ---------
                                                                    76,706            75,390
                                                                 ---------         ---------
                                                                 $ 106,185         $ 106,694
                                                                 =========         =========



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TRANSCRYPT INTERNATIONAL, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended March 31, 1998 and 1997 (Unaudited)
(in thousands, except share and per share data)

                                                     THREE MONTHS ENDED
                                                          March 31,
                                               -------------------------------
                                                  1998                1997
                                               -----------         -----------
                                                                    (Restated)
Revenues                                       $    21,988         $     3,512
Cost of sales                                       12,910               1,272
                                               -----------         -----------
      Gross profit                                   9,078               2,240
                                               -----------         -----------
Operating expenses:
    Research and development                         2,038                 633
    Sales and marketing                              3,210                 942
    General and administrative                       2,113                 572
                                               -----------         -----------
      Total operating expenses                       7,361               2,147
                                               -----------         -----------
      Income from operations                         1,717                  93
Other Income                                            16                  --
Interest income                                        394                 125
Interest expense                                       (99)                (49)
                                               -----------         -----------
      Income before income taxes                     2,028                 169
Provision for income taxes                             712                  27
                                               -----------         -----------
           Net income                          $     1,316         $       142
                                               ===========         ===========

Net income per share           - Basic         $      0.10         $      0.02
                                               ===========         ===========
                               - Diluted       $      0.10         $      0.02
                                               ===========         ===========
Weighted average common shares - Basic          12,946,624           8,699,745
                                               ===========         ===========
                               - Diluted        13,621,149           9,281,849
                                               ===========         ===========



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